Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form’s S-3 (No. 333-185398), and S-8 (No. 333-169338) of Access Midstream Partners, L.P. of our reports dated February 25, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

February 25, 2013